INDEPENDENT AUDITORS' STATEMENT

Securities and Exchange Commission
Washington, DC


Re: EasyWeb, Inc.


We have not completed our review procedures on the interim financial statements of the above captioned Registrant as of and for the period ended June 30, 2004. There are no reportable conditions at this time.



/s/ Cordovano and Honeck, P.C.
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Cordovano and Honeck, P.C.
Denver, Colorado
August 16, 2004